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                                                                      EXHIBIT 99





                                                                 [WILLIAMS LOGO]



NEWS RELEASE


NYSE: WMB




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
DATE:          March 4, 2003

CONTACT:       Kelly Swan                         Travis Campbell                    Richard George
               Williams (media relations)         Williams (investor relations)      Williams (investor relations)
               (918) 573-6932                     (918) 573-2944                     (918) 573-3679
               kelly.swan@williams.com            travis.campbell@williams.com       richard.george@williams.com

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                   WILLIAMS COMPLETES $455 MILLION TRANSACTION

               Company Closes Sale of Memphis Refinery to Premcor

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has completed the sale of its Memphis, Tenn., refining operations to Premcor Inc. (NYSE:PCO) for approximately $455 million cash.

         The sale also contains an earn-out provision that allows Williams to potentially receive up to an additional $75 million over the next seven years. The earn-out would be paid annually depending on refining margins.

         Steve Malcolm, chairman, president and chief executive officer, said, "This is a sizable cash addition that strengthens our available liquidity and reduces our monthly cash requirements. Transactions like this increase our immediate financial flexibility and pave the way for us to commercially focus on our natural gas pipelines, production and processing plants."

         The Memphis assets consist of a 190,000-barrel-per-day refinery, two truck-loading racks, three petroleum terminals, supporting pipeline infrastructure and crude oil tankage. Williams originally acquired the Memphis refinery as part of its purchase of MAPCO, Inc., in 1998.

         Approximately 360 Williams employees supported the Memphis operations at the time the transaction closed. Most of the 320 Memphis-area employees will continue their employment with Premcor. Forty support positions in Williams' Tulsa, Okla.-headquarters for services such as accounting, crude oil purchasing and product sales will be impacted as transitional activities associated with the sale are completed.




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         Malcolm added, "The sheer number of businesses we've sold in recent months provides both a sense of accomplishment and some bittersweet moments.

         "In one regard, we're getting things done and making disciplined decisions to improve our finances. On the other hand, it's difficult to part ways with talented people who have made considerable and personal investments in these businesses."

         Lehman Brothers acted as financial advisor to Williams in connection with the sale of the Memphis refinery.

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.